                                                                    Exhibit 99.1

                                    QUIGLEY

FOR IMMEDIATE RELEASE
CONTACT:

George J. Longo                                              Carl Hymans
Vice President, CFO                                          G.S. Schwartz & Co.
(215) 345-0919                                               (212) 725-4500
                                                             carlh@schwartz.com

             THE QUIGLEY CORPORATION REPORTS SECOND QUARTER RESULTS

        - CONTINUES ITS INVESTING FOR THE FUTURE IN PHARMACEUTICAL R&D -

DOYLESTOWN,  PA. - JULY 27, 2006 - THE QUIGLEY CORPORATION (NASDAQ:  QGLY) today reported net sales of $6.2 million,  for the second quarter ended June 30, 2006, compared  to $8.8  million  reported  for  the  same  period  in  2005.  For the six-months  ended June 30, 2006, net sales were $16.4 million  compared to $20.6 million reported for the same period in 2005.

Net sales of the  Company's  Health  and  Wellness  and  Contract  Manufacturing
segments  recorded  declines  in the second  quarter of 2006 as compared to 2005 that averaged  approximately $1.0 million each, and $600,000 for the Cold Remedy segment.  For the  six-months  ended June 30, 2006,  the Health and Wellness and
Contract  Manufacturing  segments recorded declines that averaged  approximately
$1.5 million each, and $1.1 million for the Cold Remedy segment.

Net sales  declines  for the quarter and six months  ended June 30, 2006 for the
Cold-Remedy segment as compared to the same periods in 2005 were the result of a shift in buying  patterns by our  customers  and the end  consumers.  Changes in buying  patterns are impacted by seasonal  factors  including  the  incidence of colds and anticipated consumer demand by our customers. In addition,  sales have been  affected  by  the  increased  competition  from  certain  widely  promoted vitamin-based products from well known celebrities, which lack clinical efficacy data.

Guy J. Quigley, Chairman,  President and Chief Executive Officer stated, "We are confident  in the  COLD-EEZE(R)  brand's  strength  and that it will appeal to a
growing  array  of  consumers  who  want  Natural   Common  Cold  remedies  that
demonstrate  proven clinical  efficacy and safety unlike other unproven  natural remedies.  As such,  our ongoing  marketing will feature  COLD-EEZE(R)  clinical effectiveness  in  double-blind  placebo  controlled  studies.  We  remain  well positioned to further enhance our household penetration, with the goal to garner greater  market share,  and improve the sales  performance of our COLD-EEZE Cold
Remedy products."

The Health and Wellness segment  reflects the continued  reduction in the number of active  independent  distributor  representatives.  Corrective  operating and legal actions necessary to address the changes in active independent distributor representatives continue to be the focus for this segment.

The change in net sales of the Contract  Manufacturing  segment is attributed to an OTC company that utilized this segment's  manufacturing  capabilities in 2005 and discontinued its product in the marketplace in 2006,  thereby reducing sales for this  segment.  While the  primary  purpose  of the  Contract  Manufacturing segment is to manufacture  COLD-EEZE,  other contract manufacturing is performed for non-related third party entities to compensate for the necessary fixed costs associated with this segment.

Net loss for the second quarter ended June 30, 2006 was $2.6 million, or ($0.21)
per share compared to a net loss of $1.8 million,  or ($0.15) per share, for the same period last year. Net loss for the six-months  ended June 30, 2006 was $4.1 million,  or  ($0.34)  per share,  compared  to a net loss of $1.9  million,  or
($0.17) per share, for the same period last year.

The  increase  in net  loss  for the  second  quarter  ended  June  30,  2006 is principally  attributed  to reduced  gross  profits  from the  related net sales decline  in all  operating  segments  of the  Company  and  increased  operating expenses of the Contract Manufacturing segment.

The net loss  increase  for the  six-months  ended  June  30,  2006  reflects  a reduction in gross  profits from the related net sales  decline in all operating segments  of the  Company,  particularly  the Cold Remedy  segment,  which has a greater gross profit  percentage  and dollar margin and fewer fixed and directly variable  costs than the other  operating  segments.  In addition,  increases in operating expenses for advertising,  promotions, costs associated with insurance and legal fees  relative to the lawsuits for the  Company's  discontinued  nasal spray products also added to this net loss increase.

Gross profit  percentages  for the Cold Remedy segment for 2006 increased due to the  expiration  in May 2005 of the  founder's  commission  and the gross profit percentages of the Health Wellness segment slightly improving.  Also, due to the lost revenues from a major OTC company that utilized the manufacturing abilities of  the  Contract  Manufacturing  segment,  its  gross  profit  percentage  also declined.  As this segment already has a substantially lower gross profit margin then the other operating segments,  reducing profitable manufacturing operations thereby  amplifies the inability to absorb the necessary  fixed cost relative to manufacturing  operations at a time which is not during the cold remedy  season, thereby reducing production.

No tax  benefits to reduce  losses are  provided for the quarters and six months ended June 30, 2006 and 2005, except for any limitations  imposed by the federal alternative  minimum taxes or for compliance with state tax  regulations,  since the Company is in a net operating loss carry-forward position.

"We are  pleased  with the  progress  of our  Pharma  research  and  formulation development, and continue to implement strategic initiates to further capitalize
on  the  growth   potential  of  Quigley  Pharma,   our   wholly-owned   Ethical
Pharmaceuticals subsidiary. For example, human studies have begun on our topical compound for the treatment of Diabetic  Peripheral  Neuropathy;  a poultry study was conducted  evaluating our antiviral compound in a medical feed for potential use  against  Avian  Flu;  and  we  continue  to  make  progress  in  developing
natural-source   potential   prescription   products  for  Systemic   Radiation,
Rheumatoid Arthritis and Ocular and Genital Herpes," continued Mr. Quigley.

We will continue to research and develop potential ethical  pharmaceutical drugs as part of our ongoing efforts to generate future growth, as we continue to make progress with the goal to bring our current compounds to market,"  concluded Mr.
Quigley.

The following is a summary of major ethical  pharmaceutical events that occurred during the second quarter of 2006:

DIABETIC  NEUROPATHY - QR-333:  An IND was granted and human studies have begun, evaluating  this  topical  compound  for the  treatment  of Diabetic  Peripheral
Neuropathy.  After initial patient screening, testing on the investigational new drug QR-333 began in May 2006, as patients  suffering  from diabetic  peripheral neuropathy were given doses in an escalating fashion to provide pharmacokinetics data.  This study was  conducted  at The Diabetes & Glandular  Disease  Research
Center in San Antonio, under the supervision of Dr. Sherwyn Schwartz.

SYSTEMIC  RADIATION - QR-336:  Quigley Pharma entered into an agreement with Dr.
William H.  McBride,  Vice Chair of Research,  Department of Oncology at UCLA to
help develop an appropriate  animal model radio protective  research program for
QR-336 to comply with New Food and Drug Administration animal efficacy rules for radio-protective  pharmacological compounds. QR-336 is a naturally derived radio
protective   compound  designed  to  address  the  lethal  effects  of  ionizing radiation.

AVIAN FLU  COMPOUND -  QR-441(A):  A study in  healthy  chickens  was  initiated evaluating  the  tolerability  of  QR441(a) in a medical  feed,  a first step in considering  this compound for combating  avian flu in chickens.  The Company is investigating  QR-441(a) as a potential  first  response  agent in  safeguarding perimeter  zones  around a possible  Avian Flu  outbreak  in the United  States.
Following this initial healthy chicken medical feed study,  the Company plans to conduct challenge studies in chickens infected with avian H5N1 virus. A compound such as QR-441 (a) may provide the poultry  industry and government  agencies an additional method to safeguard our nation's food supply

OCULAR AND GENITAL  HERPES - QR-444:  Studies have been ongoing,  evaluating the antiviral  efficacy  and toxicity of the  naturally-derived  compound on various viruses causing ocular diseases. The studies are being conducted at The Campbell
Ophthalmic Microbiology Laboratory at the University of Pittsburgh.  In recently pre-clinical  studies, the antiviral  formulation  demonstrated potent antiviral activity  against  Ocular and Genital  Herpes,  indicating  a new  research  and development  path for the  versatile  compound.  The  studies  were  designed to determine  the in vitro  inhibitory  activity  of the  compound  vs.  two ocular isolates of Herpes Simplex Virus - 1 (HSV-1) and 2 non-ocular isolates of Herpes
Simplex Virus -2 (HSV-2). The pre-clinical studies of this compound demonstrated reproducible  antiviral  activity  against an ocular  isolate of HSV-1.  It also demonstrated  similar  activity  against a second  ocular  isolate  of HSV-1 and multiple genital isolates of HSV-2.

The  Quigley  Corporation  makes  no  representation  that  the US Food and Drug
Administration or any other regulatory agency will grant an Investigational  New
Drug  ("IND") or take any other action to allow its  formulations  to be studied or/and for any Investigational New Drug to be marketed. Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration.  Additionally, data that demonstrates activity or  effectiveness  in  animals  or in vitro  tests do not  necessarily  mean the formula test compound, referenced herein will be effective in humans. Safety and effectiveness  in humans will have to be  demonstrated  by means of adequate and well controlled clinical studies before the clinical significance of the formula test  compound  is known.  Readers  should  carefully  review  the risk  factors described in filings the Company files from time to time with the Securities and
Exchange Commission.

ABOUT THE QUIGLEY CORPORATION
The  Quigley  Corporation   (Nasdaq:   QGLY,   http://www.Quigleyco.com)   is  a
diversified natural health medical science company. Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE(R)  family of lozenges,  gums and sugar free tablets  clinically proven to cut the common cold nearly in half.
COLD-EEZE  customers include leading national  wholesalers and distributors,  as well as  independent  and  chain  food,  drug and mass  merchandise  stores  and pharmacies.  The Quigley  Corporation  has several  wholly  owned  subsidiaries.
Darius  International  markets health and wellness  products  through its wholly owned subsidiary, InnerLight Inc. Quigley Manufacturing Inc. consists of two FDA approved  facilities to  manufacture  COLD- EEZE(R)  lozenges as well as fulfill
other    contract    manufacturing    opportunities.    Quigley    Pharma   Inc.
(http://www.QuigleyPharma.com)   conducts  research  in  order  to  develop  and
commercialize   a  pipeline  of  patented   botanical  and   naturally   derived
prescription drugs.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities  Litigation Reform Act of 1995 and involve known and  unknown  risk,  uncertainties  and other  factors  that may cause the
Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement.  Factors that impact such forward-looking  statements include,  among others,  changes in worldwide general economic  conditions,  changes in interest rates, government regulations, and worldwide competition.

                                 (Tables Follow)

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

The following  represents  condensed  financial data (in  thousands)  except per share data:

                                                         Three-Months        Three-Months        Six-Months          Six-Months
                                                            Ended               Ended               Ended               Ended
                                                        June 30, 2006       June 30, 2005       June 30, 2006       June 30,2005
                                                             ($)                 ($)                 ($)                 ($)
                                                      ------------------------------------------------------------------------
Net Sales                                                   6,182               8,844              16,449              20,597
Gross profit                                                2,310               3,034               7,622               8,736
Sales & marketing expenses                                  1,079               1,067               3,514               2,902
Administrative expenses                                     3,100               2,987               6,806               5,981
Research & development                                        858                 841               1,642               1,909

Income taxes (benefit)                                         89                --                    89                --

Net loss                                                   (2,618)             (1,790)             (4,073)             (1,945)

Diluted loss per share:

  Net loss                                                 ($0.21)             ($0.15)             ($0.34)             ($0.17)

  Diluted weighted average common shares outstanding:    12,386,640          11,655,995          12,050,390          11,655,396

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

The following  represents  condensed  financial  data (in thousands) at June 30,
2006 and December 31, 2005:

                                                             2006          2005
                                                              ($)           ($)
                                                          ----------    ----------
          Cash & cash equivalents                           16,060        16,885
          Accounts receivable, net                           1,181         7,880
          Inventory                                          4,797         3,900
          Total current assets                              23,356        30,248
          Total assets                                      28,707        35,976
          Total current liabilities                          5,817         9,566
          Long-term debt                                      --           1,036
          Total stockholders' equity                        22,830        25,320